THE 2023 ETF SERIES TRUST 485BPOS

Exhibit(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment Registration Statement No. 333-272579 on Form N-1A of our report dated August 26, 2025, relating to the financial statements and financial highlights of Eagle Capital Select Equity ETF (the “Fund”), one of the Funds constituting The 2023 ETF Series Trust, appearing in the Annual Report on Form N-CSR of Eagle Capital Select Equity ETF for the year ended June 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

Chicago, Illinois

October 24, 2025